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                                                                   EXHIBIT 10.27

                                  PFIZER, INC.

                             COLLABORATIVE RESEARCH

                                    AGREEMENT


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                        COLLABORATIVE RESEARCH AGREEMENT

This COLLABORATIVE RESEARCH AGREEMENT ("Agreement") is entered into as of December 22, 1997 by and between PFIZER INC ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates, and ABGENIX, INC. ("Abgenix"), a Delaware corporation, having an office at 7601 Dumbarton Circle, Fremont, CA 94555;

WHEREAS, Abgenix has expertise in the generation of human monoclonal antibodies through utilization of transgenic Xenomouse(TM) animals; and

WHEREAS, Abgenix is licensed under the patents and patent applications set forth in Exhibit A attached to and made part of this Agreement with respect to the transgenic Xenomouse(TM) animals; and

WHEREAS, Pfizer has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for clinical analysis, manufacturing and marketing with respect to therapeutic agents;

WHEREAS, Pfizer and Abgenix enter into this Agreement to discover and develop patentable therapeutic antibody agents;

NOW, THEREFORE, the parties agree as follows:

1.  Definitions

Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.


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        1.1 "Affiliate" means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Abgenix; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or Abgenix or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Abgenix.

        1.2 "Research Plan" means the written plan describing the research and development in the Area to be carried out by Pfizer and Abgenix pursuant to this Agreement. The Research Plan is attached to and made a part of this Agreement as Exhibit B.

        1.3 "Research Program" is the collaborative research program in the Area conducted by Pfizer and Abgenix pursuant to the Research Plan.

        1.4 "Effective Date" is December 22, 1997.

        1.5 "Contract Period" means the period beginning on the Effective Date and ending on the date on which this Agreement terminates.

        1.6 "Area" means research or development with respect to the discovery and development of therapeutic Antibody Products directed against a Target Antigen useful in the treatment or prevention of human disease.

        1.7 "Technology" means and includes all materials, technology, technical information, know-how, expertise and trade secrets within the Area.

        1.8 "Abgenix Technology" means Technology that is or was:

            (a) developed by employees of or consultants to Abgenix alone or jointly with third parties prior to the Effective Date; or


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            (b) acquired by purchase, license, assignment or other means from third parties by Abgenix prior to the Effective Date or since that date that is not part of Joint Technology.

        1.9 "Joint Technology" means Technology that is or was:

            (a) developed by employees of or consultants to Pfizer or Abgenix solely or jointly with each other in the course of performing the Research Program including (i) Antibody Products, (ii) cells that express or secrete Antibody Products and (iii) materials derived from Antibody Products or cells that express or secrete Antibody Products; provided, however that XenoMouse(TM) animals immunized in the course of conducting the Research Program shall remain Abgenix Technology; or

            (b) acquired by purchase, license, assignment or other means from third parties by Abgenix or Pfizer, pursuant to Article 7, in the course of performing the Research Program.

        1.10    "Pfizer Technology" means Technology that is or was:

            (a) developed by employees of or consultants to Pfizer alone or jointly with third parties prior to the Effective Date; or

            (b) acquired by purchase, license, assignment or to other means from third parties by Pfizer prior to the Effective Date or since that date that is not of Joint Technology.

        1.11 "Abgenix Confidential Information" means all information about any element of the Abgenix or Joint Technology which is disclosed by Abgenix to Pfizer and designated "Confidential" in writing by Abgenix at the time of disclosure or within thirty (30) days following disclosure, to the extent that such information as of the date of disclosure to Pfizer is not (i) known to Pfizer other than by virtue of a prior confidential disclosure to Pfizer by Abgenix; or (ii) disclosed in published literature, or otherwise generally known to the public



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through no fault or omission of Pfizer; or (iii) obtained from a third party free from any obligation of confidentiality to Abgenix.

        1.12 "Pfizer Confidential Information" means all information about any element of Pfizer or Joint Technology which is disclosed by Pfizer to Abgenix and designated "Confidential" in writing by Pfizer at the time of disclosure or within thirty (30) days following disclosure to the extent that such information as of the date of disclosure to Abgenix is not (i) known to Abgenix other than by virtue of a prior confidential disclosure to Abgenix by Pfizer; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Abgenix; or (iii) obtained from a third party free from any obligation of confidentiality to Pfizer.

        1.13 "Valid Claim" means a claim within Patent Rights so long as such claim shall not have been disclaimed by Pfizer (in the case of Patent Rights within the Pfizer Technology) or by Abgenix (in the case of Patent Rights within the Abgenix Technology) or both (in the case of Joint Patent Rights) and shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

        1.14 "Patent Rights" shall mean:

            (a) the Abgenix Patent Rights, the Abgenix-Controlled Patent Rights and the Joint Patent Rights; and

            (b) all patent rights in and to inventions within Pfizer Technology including all the Valid Claims of patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

        1.15 "Abgenix Patent Rights" shall mean:



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            (a) the Valid Claims of Abgenix's patents and patent applications, listed in Exhibit Al, and patents issuing on them, including any divisions, continuation, continuation-in-part, renewal, extension, reexamination, reissue or foreign counterpart thereof; and

            (b) all patent rights in and to inventions within Abgenix Technology including all the Valid Claims of patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

        1.16 "Abgenix Controlled Patent Rights" shall mean the Valid Claims of the licensed patent applications and patents listed on Exhibit A2, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions and all foreign counterparts thereof.

        1.17 "Joint Patent Rights" shall mean all patent rights in and to inventions within the Joint Technology, including all the Valid Claims of patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

        1.18 "Target Antigen" means the target molecule used as an immunogen for the discovery of antibodies.

        1.19 " Antibody Product" means a whole antibody, or a fragment thereof, that binds to a particular Target Antigen and is derived from Abgenix Technology pursuant to the Research Plan.

        1.20 "Licensed Antibody Product" shall have the meaning defined in the License Agreement.


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        1.21 "Materials Transfer Agreement" means that certain Materials
Transfer Agreement entered into by and between Pfizer and Abgenix existing as of September 25, 1997.

        1.22 "License Agreement" means the License and Royalty Agreement attached hereto as Exhibit C entered into by and between Pfizer and Abgenix as of the Effective Date.

2. Collaborative Research Program

            2.1.1 Purpose. Abgenix and Pfizer shall conduct the Research Program throughout the Contract Period. All Technology in the Area developed in the course of performing the Research Plan will become part of the Joint Technology. The objective of the Research Program is to discover and develop Antibody Products. The Target Antigen for this Agreement is [*].

            2.1.2 Research Plan. The Research Plan is described in the attached Exhibit B. Each new Research Plan, if any, for each succeeding Target Antigen, in accordance with Section 9.6, shall be appended to Exhibit B and made part of this Agreement. Additional research projects, determined to be needed by the Research Committee will also be appended to Exhibit B and made part of this Agreement in accordance with Section 2.2 below.

            2.1.3 Exclusivity. Abgenix agrees that during the Contract Period, Abgenix shall not conduct research itself or sponsor any other research, or engage in any research sponsored by any third party to develop or commercialize any protein, peptide, or antibodies that bind to the Target Antigen without Pfizer's consent.

        2.2 Research Committee

            2.2.1 Purpose. Pfizer and Abgenix shall establish a Research Committee (the "Research Committee"):

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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            (a) to review and evaluate progress under the Research Plan;

            (b) to prepare the Research Plan, and any amendments thereto, for any additional projects or Target Antigens; and

            (c) to coordinate and monitor publication of research results obtained from and the exchange of information and materials that relate to the Research Program. (This function shall survive the termination of this Agreement).

        2.2.2 Membership.. Pfizer and Abgenix each shall appoint, in its sole discretion, three members to the Research Committee. Substitutes may be appointed at any time.

        The members initially shall be:

        Pfizer Appointees:     [*]
                               [*]
                               [*]

        Abgenix Appointees:    [*]
                               [*]
                               [*]

            2.2.3 Chair. The Research Committee shall be chaired by two co-chairpersons, one appointed by Pfizer and the other appointed by Abgenix.

            2.2.4 Meetings. The Research Committee shall meet at least quarterly, at places selected by each party in turn and on dates mutually agreed by the parties. The location of the first meeting of the Research Committee shall be at Pfizer's election. Representatives of Pfizer or Abgenix or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either party.

            2.2.5 Minutes. The Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Research

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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Committee members within five (5) business days after each meeting. The party choosing the location for the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the cochairpersons and shall be issued in final form only with their approval and agreement.

            2.2.6 Decisions. All technical decisions of the Research Committee shall be made by majority of the members, with final authority residing with Pfizer. Notwithstanding the foregoing or any other provision of this Agreement
(i) Research Plans may only be amended (and Research Plans for additional Target Antigens adopted) as mutually agreed by Pfizer and Abgenix and approved by the Research Committee, and (ii) except as Abgenix may otherwise agree, Abgenix shall only be obligated under this Agreement to perform research activities in accordance with such a Research Plan.

            2.2.7 Expenses. Pfizer shall bear all expenses, including reasonable travel, related to the participation of the designated members of the Research Committee.

        2.3 Reports and Materials.

            2.3.1 Reports. During the Contract Period, Pfizer and Abgenix each shall furnish to the Research Committee:

            (a) summary written reports within fifteen (15) days after the end of each stage of the Research Plan, commencing on the Effective Date, describing the progress under the Research Plan; and

            (b) comprehensive written reports within thirty (30) days after the end of each year, describing in detail the work accomplished by it under the Research Plan during the year and discussing and evaluating the results of such work.


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            2.3.2 Materials. Abgenix and Pfizer shall, during the Contract
Period, as a matter of course as described in the Research Plan, or upon each other's written or oral request, furnish to each other samples of biochemical, biological or synthetic chemical materials which are part of Pfizer Technology, Abgenix Technology or Joint Technology and which are necessary for each party to carry out its responsibilities under the Research Plan; provided, however, that Abgenix shall, upon request, deliver to Pfizer samples of any material made pursuant to the Research Plan. This will not include the transfer of Xenomouse(TM) animals by Abgenix. To the extent that Pfizer requests and Abgenix provides quantities of materials in excess of the quantities required to be provided under the Research Plan, Pfizer shall reimburse Abgenix for the reasonable costs of such materials as per Section 3.2.2.

            2.3.3 The materials transferred by one party (the "Transferor") to the other (the "Transferee") shall remain the property of the respective owner of such materials prior to such transfer, and the transfer of physical possession of materials to the Transferee, and/or possession or use by the Transferee, of such materials shall not be, nor be construed as, a sale, lease, offer to sell or lease, or other transfer of title to such transferred materials. The Transferee shall retain control over the Transferor's materials provided to the Transferee hereunder and shall not transfer the Transferor's materials to any third party without the Transferor's written consent.

        2.4 Laboratory Facilities and Personnel. Abgenix shall provide suitable laboratory facilities, equipment and personnel for the work to be done by Abgenix in carrying out the Research Program.

        2.5 Diligent Efforts. Pfizer and Abgenix each shall use reasonably diligent efforts to achieve the objectives of the Research Program. Abgenix will use reasonably diligent efforts to achieve the objectives listed in the Research Plan


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and Pfizer will use reasonably diligent efforts to assist Abgenix in each
Research Plan.

3.      Funding the Research Program.

        3.1.1 Pfizer will fund the research to be performed by Abgenix, pursuant to this Agreement, by making payments to Abgenix within thirty (30) days of the completion of each event as described in the Research Plan, according to the following schedule:

                     EVENT                      AMOUNT
                     -----                      ------
A.   Execution of this Agreement              [*]

B.   [*]

C.   [*]                                      [*]

            3.1.2 [*].

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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        3.2 Other Payments.

            3.2.1 [*], Pfizer shall pay Abgenix the amount of [*].

            3.2.2 [*].

            3.2.3 [*].

        3.3. Each payment pursuant to this Agreement shall be paid by Pfizer in U.S. currency by wire transfer in immediately available funds to an account designated by Abgenix, or by other mutually acceptable means within thirty (30) days after receipt and acceptance by Pfizer of the invoice from Abgenix.

        3.4 Abgenix shall keep for three (3) years from the conclusion of each year complete and accurate records of its expenditures of payments received by it from Pfizer under Section 3.2.3. The records shall conform to good accounting principles as applied to a similar company similarly situated. Pfizer shall have the right at its own expense during the term of this Agreement and during the subsequent three-year period to appoint an independent certified public accountant reasonably acceptable to Abgenix to inspect said records to verify the accuracy of such expenditures, pursuant to each Research Plan. Upon reasonable notice by Pfizer, Abgenix shall make its records available for inspection by the independent certified public accountant during regular business hours at the place

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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or places where such records are customarily kept, to verify the accuracy of the expenditures. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. All information concerning such expenditures, and all information learned in the course of any audit or inspection, shall be deemed to be Abgenix Confidential Information, except to the extent that it is necessary for Pfizer to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of Pfizer to request verification of any expenditures before or during the three-year period shall be considered acceptance by Pfizer of the accuracy of such expenditures, and Abgenix shall have no obligation to maintain any records pertaining to such report or statement beyond such three-year period. The results of such inspection, if any, shall be binding on the parties.

4. Treatment of Confidential Information

        4.1 Confidentiality

            4.1.1 Pfizer and Abgenix each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to the terms and conditions of the License and Royalty Agreement between the parties of even date with this Agreement (the "License Agreement"), the obligations set forth in Section 4.3 and the publication rights set forth in
Section 4.2, Pfizer and Abgenix each agree that during the term of this Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Abgenix Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it, or to any of its Affiliates pursuant to this Agreement. Neither Pfizer nor Abgenix nor any of their respective Affiliates shall use such Confidential Information of the



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other party except as expressly permitted in this Agreement. For the purposes of this Section 4, it is understood that Joint Technology shall be deemed Confidential Information of both parties.

             4.1.2 Pfizer and Abgenix each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and Abgenix each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

            4.1.3 Abgenix and Pfizer each represent that all of its employees, and any consultants to such party, participating in the Research Program who shall have access to Joint Technology, the Technology of the other (Pfizer Technology or Abgenix Technology, as the case may be) or Confidential Information of the other (Pfizer Confidential Information or Abgenix Confidential Information, as the case may be) are bound by agreement to maintain such information in confidence.



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        4.2 Publication. Notwithstanding any matter set forth with particularity in this Agreement to the contrary, results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent approval by Abgenix's and Pfizer's managements, which approval shall not be unreasonably withheld. After receipt of the proposed publication by both Pfizer's and Abgenix's managements written approval or disapproval shall be provided within thirty (30) days for a manuscript, within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of a scientific meeting, and within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting.

        4.3 Publicity. Except as required by law, neither party may disclose the terms of this Agreement nor the research described in it without the written consent of the other party, which consent shall not be unreasonably withheld.

        4.4 Permitted Disclosure.

            4.4.1 Disclosure Required by Law. If either party is requested to disclose the Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law to disclose the Confidential Information, such party will give the other party prompt notice of such request. The disclosing party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such party seeks a protective order or other remedy, the other party will cooperate. If such party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the other party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

            4.4.2 Disclosure of Inventions. Each party shall promptly inform the other about all inventions in the Area within the Joint Technology that are


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made in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to the other.

        4.5 Restrictions on Transferring Materials. Abgenix recognizes that the biological and biochemical materials which are part of Pfizer Technology or Joint Technology, represent valuable commercial assets. Therefore, throughout the Contract Period and for five (5) years thereafter, Abgenix agrees not to transfer such materials to any third party, unless prior written, consent for any such transfer is obtained from Pfizer.

5. Intellectual Property Rights. The following provisions relate to rights in the intellectual property developed by or for Abgenix or Pfizer, or both, during the course of carrying out the Research Program.

        5.1 Ownership. All Abgenix Confidential Information and Abgenix Technology shall be owned by Abgenix. All Pfizer Confidential Information and Pfizer Technology shall be owned by Pfizer. All Joint Technology shall be jointly owned by Abgenix and Pfizer except for the hybridoma cells generated during the course of conducting the Research Program ("Hybridoma Technology") which shall be owned by Abgenix.

        5.2 Grants of Research Licenses.

            5.2.1 Abgenix and Pfizer each grants to the other a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to make and use Confidential Information, Joint Technology and joint Patent Rights for all research purposes other than the sale or manufacture for sale of products or processes except for the following:

        (i) this license does not include the Xenomouse(TM) animals owned by Abgenix; and


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        (ii) neither party can use an Antibody Product derived from the Joint
Technology to identify or model the structure of a Target Antigen or the structure of the Antibody Product to which the Target Antigen is bound, to design a molecule of pharmaceutical therapeutic value which is not an antibody.

             5.2.2 Abgenix grants to Pfizer a co-exclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to make and use Hybridoma Technology for all research purposes other than the sale or manufacture for sale of products or processes.

6. Provisions Concerning the Filing, Prosecution and Maintenance of Joint Patent Rights. The following provisions relate to the filing, prosecution and maintenance of Joint Patent Rights during the term of this Agreement:

        6.1 Filing, Prosecution and Maintenance by Abgenix. With respect to Joint Patent Rights in which Abgenix employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, Abgenix shall have the exclusive right and obligation :

            (a) to file applications for letters patent on patentable inventions included in Joint Patent Rights; provided, however, that Abgenix shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Abgenix file such applications; and, further provided, that Abgenix, at its option and expense, may file in countries where Pfizer does not request that Abgenix file such applications;

            (b) to take all reasonable steps to prosecute all pending and new patent applications included within Joint Patent Rights;


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            (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

            (d) to maintain in force any letters patent included in Joint Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

            (e) to cooperate fully with, and take all necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Joint Patent Rights.

        Abgenix shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Joint Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

            6.1.1 Copies of Documents. Abgenix and Pfizer shall provide to each other copies of all patent applications that are part of Joint Patent Rights prior to filing, for the purpose of obtaining substantive comment of the other party's patent counsel. Abgenix and Pfizer shall also provide to the other copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to the other every six (6) months a report detailing the status of all patent applications that are a part of Joint Patent Rights.

            6.1.2 Reimbursement of Costs for Filing Prosecuting and Maintaining Joint Patent Rights, Within thirty (30) days of receipt of invoices from Abgenix, Pfizer shall reimburse Abgenix for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to other



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funding payments under this Agreement and shall include such costs of all activities described in 6.1 (a)-(e) above. However, Pfizer may, upon sixty (60) days notice, request that Abgenix discontinue filing or prosecution of certain patent applications in any country and discontinue reimbursing Abgenix for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Abgenix shall pay all costs in those countries in which Pfizer requests that Abgenix not file, prosecute or maintain patent applications and patents, but in which Abgenix, at its option, elects to do so.

            6.1.3 Pfizer shall have the right to file on behalf of and as an agent for Abgenix all applications for, and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 and foreign counterparts with respect to the Joint Patent Rights to the extent that such extensions are available by reason of a Licensed Antibody Product under the License Agreement during the period the License Agreement is in effect. Abgenix agrees, to sign, such further documents and take such further actions as may be requested by Pfizer in this regard, at Pfizer's expense

        6.2 Filing, Prosecution and Maintenance by Pfizer. With respect to Patent Rights in which Pfizer employees or consultants alone are named as inventors, Pfizer shall have those rights and duties ascribed to Abgenix in
Section 6.1., except that Pfizer will bear all related expenses.

        6.3 Neither party may disclaim a Valid Claim within Joint Patent Rights without the consent of the other.

7.      Acquisition of Rights from Third Parties.

            (a) During the Contract Period, Abgenix and Pfizer shall each promptly notify each other of any and all opportunities to acquire in any manner from third parties, technology or patents or information which it elects to use in


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the course of performing the Research Program. Abgenix and Pfizer shall decide if such rights should be acquired in connection with the Research Program and, if so, whether by Abgenix, Pfizer or both, it being understood that nothing herein shall obligate either party to obtain such rights or, if it does acquire such rights, to make such rights available for use in the Research Program. If acquired such rights shall become part of the Confidential Information, Technology or Patent Rights, whichever is appropriate, of the acquiring party or Joint Technology, as the case may be.

8. Other Agreements. Concurrently with the execution of this Agreement, Abgenix and Pfizer shall enter into the License Agreement appended to and made part of this Agreement as Exhibit C and the Stock Purchase Agreement appended to and made a part of this Agreement as Exhibit D. This Agreement, the Stock Purchase Agreement and the License Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to same. The Materials Transfer Agreement is hereby terminated and superseded by this Agreement, provided, however, that Abgenix shall not (except as otherwise authorized pursuant to this Agreement or the License Agreement) disclose or license to any third party inventions made using the antigen materials provided to Abgenix under the Materials Transfer Agreement without the prior agreement of Pfizer.

9.      Term, Termination and Disengagement.

        9.1 Term. Unless sooner terminated, as provided below or extended, by mutual agreement of the parties, this Agreement shall expire on December 21, 1999.

        9.2 Events of Termination. The following events shall constitute events of termination ("Events of Termination"):

            (a) any written representation or warranty by Abgenix or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

            (b) Abgenix or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty
(30) days after written notice to the failing party.

        9.3 Termination.

            9.3.1 Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

            9.3.2 If Pfizer terminates this Agreement pursuant to
Section 9.3.1, the License Agreement shall not automatically terminate, but instead shall terminate or expire in accordance with its terms. If Abgenix terminates this Agreement pursuant to Section 9.3.1, the License Agreement shall terminate immediately.

        9.4 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.2.

        9.5 Termination of this Agreement for any reason shall be without prejudice to:

            (a) the rights and obligations of the parties provided in Sections 2.3.3, 4, 6, 12 and 15;

            (b) Abgenix's right to receive all payments accrued under Section 3; or

            (c) any other remedies which either party may otherwise have.

        9.6 Option for Additional Target-Antigens by Pfizer. Pfizer shall have the option, in its sole, unfettered discretion, to discuss with Abgenix the research and development of up to two (2) Target Antigens, in addition to [*] during the term of this Agreement; provided, however, that Abgenix shall not be obligated to accept any such additional Target Antigen proposed by Pfizer or grant any rights or obligations with respect to such additional Target Antigens or antibodies to them. This option shall expire if not exercised by Pfizer on or before the last day of the twenty fourth month this Agreement is in effect. If Pfizer exercises this option, by notice to Abgenix, and Abgenix accepts either of both of the Target Antigens, the parties shall adopt a Research Plan during the ensuing ninety (90) day period which shall include the funding payments not to exceed those set forth in Sections 3.1 and 3.2 for the next ensuing two (2) year period. All other terms and conditions of this Agreement shall otherwise remain in full force.

        10. Representations and Warranties. Abgenix and Pfizer each represents and warrants as follows:

        10.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

        10.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

not (a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

        10.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

        10.4 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

        10.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under the Research Program, subject to no claim of any third party other than any relevant lessors or licensors.

        10.6 ALL MATERIALS PROVIDED BY ABGENIX UNDER THE RESEARCH PROGRAM (INCLUDING WITHOUT LIMITATION ALL HYBRIDOMAS AND ANTIBODY PRODUCTS) ARE PROVIDED "AS IS" EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 10, ABGENIX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING WITHOUT

LIMITATION, ANY WARRANTIES AS TO THE PATENT RIGHTS. MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NONINFRINGEMENT OR ENFORCABILITY.

11. Covenants of Abgenix and Pfizer Other Than Reporting Requirements. Throughout the Contract Period, Abgenix and Pfizer each shall:

        11.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of their business and operations or the ownership of their properties.

        11.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program, except for those laws, rules, regulations, and orders it may be contesting in good faith.

12. Indemnification. Pfizer and Abgenix will indemnify each other for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against either party based on any action or omission of the indemnifying party's agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of the party seeking indemnification; or (ii) if such party falls to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding the foregoing, Abgenix shall not indemnify Pfizer for claims arising from the sale of Antibody

Products or exercise of rights granted to Pfizer under Section 5.2, or the License Agreement (including without limitation product liability claims) and Pfizer shall indemnify Abgenix with respect to such claims and to claims arising from Joint Patent Rights, Pfizer Patent Rights, Joint Technology and Pfizer Technology except for intellectual property claims with respect to Abgenix Patent Rights, Abgenix Controlled-Patent Rights or Abgenix Technology. Each party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable; provided however, it shall obtain the other party's prior consent to such part of any settlement which requires payment or other action by the other party or is likely to have a material adverse effect on the other party's business.

13. Notices. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:

        If to Pfizer:     Pfizer Central Research
                          Eastern Point Road
                          Groton, CT 06340
                          Attention: Dr. George Milne, President
                          with copy to: Joshua A. Kalkstein, General Counsel

        If to Abgenix:    Abgenix, Inc.
                          7601 Dumbarton Circle
                          Fremont, CA 94555
                          Attention: President

                          cc:
                          Wilson, Sonsini, Goodrich & Rosati
                          650 Page Mill Road
                          Palo Alto, CA 94304
                          Attn: Kenneth A. Clark

Notices shall be deemed given as of the date sent.

        14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.     Miscellaneous.

        15.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

        15.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement,

        15.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

        15.4 Amendment, Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

        15.5 No Third Party Beneficiaries. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

        15.6 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

        15.7 Force Majeure. Neither Pfizer nor Abgenix shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Abgenix.

        15.8 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                       PFIZER INC


                                       By: [SIG]
                                           ------------------------------------
                                       Title: President, Control Research Div.
                                              ---------------------------------

                                       ABGENIX, INC.



                                       By: [SIG]
                                           ------------------------------------
                                       Title: Vice President,
                                              Corporate Development

cc:   Pfizer Inc, Legal Division, Groton, CT 06340

                                                                       EXHIBIT A

                                   EXHIBIT A1
                             ABGENIX PATENT RIGHTS



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

                             EXHIBIT A1 (CONTINUED)


[*]













































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

                                   EXHIBIT A2
                        ABGENIX CONTROLLED PATENT RIGHTS





[*]













































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

                             EXHIBIT A2 (CONTINUED)








[*]













































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                                   ---END---

                                                                       EXHIBIT B

ABGENIX, INC.
                                                                    CONFIDENTIAL
                                                            Pfizer Research Plan
                                                              November 26, 1997
                                                                          Page 1

                                 RESEARCH PLAN


[*]













































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

ABGENIX, INC.
                                                                    CONFIDENTIAL
                                                            Pfizer Research Plan
                                                              November 26, 1997
                                                                          Page 2




[*]













































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

ABGENIX, INC.
                                                                    CONFIDENTIAL
                                                            Pfizer Research Plan
                                                              November 26, 1997
                                                                          Page 3



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
                                    EXHIBIT C

                          LICENSE AND ROYALTY AGREEMENT

      This LICENSE AND ROYALTY AGREEMENT is entered into as of December 22, 1997 (the "Effective Date") by and between PFIZER INC ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates and ABGENIX, INC. ("Abgenix"), a Delaware corporation, having an office at 7601 Dumbarton Circle, Fremont, CA 94555;

      WHEREAS, Pfizer desires to obtain an exclusive license under Abgenix's right, title and interest in the Patent Rights so that Pfizer can manufacture, use, sell, offer for sale and import the Licensed Antibody Products; and

      WHEREAS, Abgenix is willing to grant such license;

      Therefore, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1.    DEFINITIONS.

The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in this Section 1 and in the Research Agreement.

      1.1 "RESEARCH AGREEMENT" means the Collaborative Research Agreement between Pfizer and Abgenix effective December 22, 1997.

      1.2 "NET SALES" means the gross amount invoiced by Pfizer, its

Affiliates, or any sublicensee of Pfizer for sales to a third party or parties of Licensed Antibody Products, less [*] invoices as a separate item.

        1.3 "LICENSED ANTIBODY PRODUCT" means any Antibody Product, (i) the manufacture, use, sale, offer for sale or import would be within the scope of any Valid Claim within the Patent Rights or (ii) is developed using a method or using a transgenic animal, wherein the use of such method or such transgenic animal would be within the scope of any Valid Claim within the Patent Rights.

        1.4 "SUBLICENSEE" shall mean a third party who has been granted a sublicense to make, use, sell, offer for sale or import Licensed Antibody Products. It is understood that the term "sublicensee" shall have the foregoing meaning whether or not such term is capitalized herein.

2. OPTION, GRANT OF LICENSE, TERM, RIGHTS AND OBLIGATIONS.

      2.1   OPTION.

            For a period of twenty four months (24) from the Effective Date, Pfizer shall have the exclusive option to acquire the License described in
Section 2.2 below. Such option will be exercised in writing by Pfizer to Abgenix.

      2.2   LICENSE GRANTED TO PFIZER UNDER THE PATENT RIGHTS.

            If the option described in Section 2.1 is exercised by Pfizer, Abgenix will grant to Pfizer:

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                                       2

            (a) an exclusive, worldwide license, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import Licensed Antibody Products under all Abgenix's right, title and interest in the Joint Patent Rights;

            (b) an exclusive, worldwide license, to manufacture, use, sell, offer for sale and import Licensed Antibody Products under all Abgenix's right, title and interest in the Abgenix Patent Rights for human medical uses (subject to the non-exclusive grant of rights to GenPharm International Inc. under that certain Cross License Agreement effective as of March 26, 1997 by and among Abgenix, GenPharm. and other parties named therein);

            (c) a non-exclusive worldwide license to manufacture, use, sell, offer for sale and import Licensed Antibody Products under all Abgenix's right, title and interest in the Abgenix-Controlled Patent Rights for human medical uses.

      The licenses described above in (a), (b) and (c) shall be collectively referred to herein as the "License". Pfizer acknowledges and agrees that its rights granted under this Agreement and the Collaborative Research Agreement with respect to the Abgenix Patent Rights and the Abgenix-Controlled Patent Rights licensed from Xenotech L.P. are subject to the terms and conditions contained in agreements between Abgenix and Xenotech L.P. including the right to prosecute, maintain and defend certain patent rights.

      2.3   TERM OF LICENSE GRANT AND PAYMENT OF ROYALTIES.

            Unless terminated earlier as provided below, the License in a country shall commence on the date that Pfizer exercises its option pursuant to
Section 2.1 and shall terminate on the date of the last to expire of the Patent Rights in such country.

      2.4   PFIZER OBLIGATIONS.

            2.4.1 Pfizer shall use reasonably diligent efforts to exploit
Licensed

Antibody Products [*].

      2.4.2 If Pfizer grants a sublicense pursuant to this Section 2, Pfizer shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement; provided, however, that Pfizer shall not be relieved of its obligations pursuant to this Agreement.

      2.4.3 Pfizer shall not initiate any human clinical trial involving a Licensed Antibody Product without exercising the option to a license pursuant to
Section 2. 1.

      2.5   TECHNICAL ASSISTANCE.

            Abgenix shall provide to Pfizer or any sublicensee of Pfizer, at Pfizer's request and expense, any agreed technical assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use, sell, offer for sale or import each Licensed Antibody Product and to enjoy fully all the rights granted to Pfizer pursuant to this Agreement; provided, however, that Abgenix is reasonably capable of providing that assistance. Pfizer shall reimburse Abgenix's direct and indirect costs of providing such assistance.

3. MILESTONE PAYMENTS, ROYALTIES, PAYMENTS OF ROYALTIES, ACCOUNTING FOR ROYALTIES, RECORDS.

      3.1 Pfizer shall pay Abgenix, within [*] of the exercise of the option described in 2.1 by Pfizer to obtain an exclusive license from Abgenix, a [*]. Payment shall be made in US currency by wire transfer in immediately available funds to an account designated by Abgenix, or by other mutually acceptable means. Pfizer shall be obligated to make this payment only once with respect to the first Licensed Antibody Product for a Target Antigen affected by the License, so that additional

*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Licensed Antibody Products for the same Target Antigen will not require Pfizer to make additional payments.

      3.2   PATENT RIGHTS.

            3.2.1 Pfizer shall pay Abgenix a royalty based on the Net Sales of each Licensed Antibody Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale (the date of the invoice of Pfizer or any sublicensee of Pfizer with respect to such sale) of such Licensed Antibody Product in each such country until the expiration of the last Patent Right to expire with respect to each such country and each such Licensed Antibody Product.

            3.2.2 If the manufacture and sale of an Antibody Product [*], Pfizer will pay to Abgenix a royalty based on the Net Sales of each Antibody Product in each such country for ten (10) years after the first commercial sale of such Antibody Product in such country.

      3.3   ROYALTY RATES.

            3.3.1 Pfizer shall pay Abgenix a royalty for the sale of each Licensed Antibody Product under Section 2.2 as set forth in Section 3.2; [*] for such Licensed Antibody Product for such calendar year, the

*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
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                                       5

[*]. Notwithstanding the [*] in the United States. As used in this Section 3.3.1, the [*] shall mean the average [*].

      3.3.2 The royalty paid by Pfizer to Abgenix shall be [*] with respect to Licensed Antibody Products. It is understood that the royalty rate specified in this Section 3.3.2 is subject to [*] below. Notwithstanding those sections, or any other provisions of this Agreement, in no event shall the royalty paid to Abgenix with respect to Net Sales of a Licensed Antibody Product [*] under
Section 4.4 [*]. In the event that an Antibody Product unit is made, used or sold, in a country in which there [*] shall be made.

*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
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                                       6

      3.4   RENEGOTIATION OF ROYALTY RATES.

            The parties acknowledge that the royalty rates set forth in Section
3.3 are based on the expectation that Licensed Antibody Products will be administered to patients intravenously. If Pfizer identifies or develops a different method of administration ("New Dosage Form") with respect to a Licensed Antibody Product or Antibody Products which represents a commercial opportunity for Pfizer or improves the safety or efficacy of such Licensed Antibody Product, the parties may negotiate, as mutually agreed, a new royalty rate for such Licensed Antibody Product in such New Dosage Form to account for development costs and changes in the cost of goods, selling price and projected annual Net Sales. It is understood, however, that the royalty rate specified in
Section 3.3.2 shall be modified only as Pfizer and Abgenix mutually agree.

      3.5   PAYMENT DATES.

            Royalties shall be paid by Pfizer on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Antibody Product by Pfizer or any sublicensee of Pfizer in each country, the applicable royalty rate for such Licensed Antibody Product, and a calculation of the amount of royalty due, including any offsets.

      3.6   ACCOUNTING.

            The Net Sales used for computing the royalties payable to Abgenix by Pfizer shall be computed and paid in US dollars by wire transfer in immediately available funds to a U.S. account designated by Abgenix, or by other mutually acceptable means. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the

Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of U.S. dollars.

      3.7   RECORDS.

        Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer of each Licensed Antibody Product in sufficient detail to allow the accruing royalties to be determined accurately. Abgenix shall have the right for a period of [*] after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Abgenix, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Abgenix agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Abgenix to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Abgenix to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both parties.

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                                       8

      3.8 MILESTONE PAYMENTS. Pfizer shall pay Abgenix, within [*] of the completion of each event set forth below ("Event"), the payment listed opposite that Event. Payments shall be made in US dollars by wire transfer in immediately available funds to a U.S. bank account designated by Abgenix, or other mutually acceptable means. Pfizer shall be obligated to make each payment only once with respect to each Licensed Antibody Product affected by an Event; provided, however, that such payment for such Event shall not be due with respect to any subsequent Licensed Antibody Product directed to a Target Antigen which has previously been the subject of the same Event. All payments made by Pfizer pursuant to this Section 3.8 with respect to a Licensed Antibody Product shall [*] of such Licensed Antibody Product; provided, however, that [*] in any calendar year with respect to such Licensed Antibody Product shall [*]

               EVENT                                              AMOUNT
               -----                                              ------
[*]

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                                       9

      For the purposes of the foregoing, [*] shall mean [*] shall mean [*]

4.    LEGAL ACTION.

      4.1   ACTUAL OR THREATENED DISCLOSURE OR INFRINGEMENT.

             When information comes to the attention of Pfizer to the effect that any Joint Patent Rights relating to a Licensed Antibody Product have been or are threatened to be unlawfully infringed, Pfizer shall have the right at its expense to take such action as It may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Pfizer shall notify Abgenix promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Pfizer determines that it is necessary or desirable for Abgenix to join any such suit, action or proceeding, Abgenix shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer to commence such action, suit or proceeding in which case Pfizer shall hold Abgenix free, clear and harmless from any and all costs and expenses of litigation, including attorneys fees. If Pfizer brings a suit, it shall have the night first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and [*] of any funds that

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                                       10
shall remain from said recovery shall be paid to Abgenix and the balance of such funds shall be retained by Pfizer. If Pfizer does not, within [*] after giving notice to Abgenix of the above-described Information, notify Abgenix of Pfizer's intent to bring suit against any infringer, Abgenix shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Pfizer as party plaintiff, if appropriate, in which event Abgenix shall hold Pfizer free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Abgenix. However, [*] of any such sums received by Abgenix, after deduction of all costs and expenses related to such suit or settlement, including attorney's fees paid, shall be paid to Pfizer. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section. If Pfizer lacks standing and Abgenix has standing to bring any such suit, action or proceeding, then Abgenix shall do so at the request of Pfizer and at Pfizer's expense.

      4.2   DEFENSE OF INFRINGEMENT CLAIMS.

            Abgenix will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use or sale of the Licensed Antibody Product. Pfizer shall give Abgenix prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Abgenix a copy of each communication relating to the alleged infringement. Abgenix shall give to Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the

*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

exclusive right after consultation with Abgenix, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), at Pfizer's expense, including by providing information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Pfizer shall obtain Abgenix's prior consent to such part of any settlement which contemplates payment or other action by Abgenix or has a material adverse effect on Abgenix's business. If the parties agree that Abgenix should institute or join any suit, action or proceeding pursuant to this Section, Pfizer may, at Pfizer's expense, join Abgenix as a defendant if necessary or desirable, and Abgenix shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

      4.3   HOLD HARMLESS.

            Abgenix agrees to defend, protect, indemnify and hold harmless Pfizer and any sublicensee of Pfizer, from and against any loss or expense arising from any proven claim of a third party that it has been granted rights by Abgenix that Pfizer or any sublicensee of Pfizer in exercising their rights granted to Pfizer by Abgenix pursuant to this Agreement, has infringed upon such rights granted to such third party by Abgenix.

      4.4   THIRD PARTY LICENSES.

            If the manufacture, use or sale by Pfizer of a Licensed Antibody Product in any country would, in the opinion of both Pfizer and Abgenix, infringe a patent owned by a third party, Pfizer and Abgenix, upon mutual consent, shall attempt to obtain a license under such patent at Pfizer's expense. If such license is obtained under such patent, [*] of any payments made by Pfizer to such third party shall be deductible from royalty payments due from Pfizer to Abgenix pursuant to this Agreement; provided, however, that in


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

no event shall royalties payable to Abgenix be lower than [*] of Net Sales as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis.

5.    REPRESENTATION AND WARRANTY.

      5.1 Abgenix represents and warrants to Pfizer that it has the right to grant the License granted pursuant to this Agreement, and that the License so granted does not conflict with or violate the terms of any agreement between Abgenix and any third party.

      5.2 EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5 ABGENIX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING ANY WARRANTIES AS TO THE PATENT RIGHTS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

6.    TREATMENT OF CONFIDENTIAL INFORMATION.

      6.1   CONFIDENTIALITY.

            6.1.1 Pfizer and Abgenix each recognize that the other's Confidential Information constitutes highly valuable, confidential information, Subject to Pfizer's right and obligations pursuant to this Agreement, Pfizer and Abgenix each agree that during the term of the Research Agreement and for five
(5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Abgenix Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it or to any of its Affiliates pursuant to this Agreement. Neither Pfizer, its Affiliates nor Abgenix shall use Confidential Information of the other party except as expressly permitted under this Agreement. For all purposes of this Section 6, it is understood that Joint



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology shall be deemed Confidential Information of both parties.

            6.1.2 Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Abgenix each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Abgenix each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

      6.2 PUBLICITY. Except as required by law, neither party may disclose the terms of this Agreement without the written consent of the other party.

      6.3 DISCLOSURE REQUIRED BY LAW. If either party is requested to disclose the Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law to disclose the Confidential Information, such party will give the other party prompt notice of such request. The disclosing party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such party seeks a protective order or other remedy, the other party will cooperate. If such party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the other party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

      6.4 DISCLOSURE OF INVENTIONS. Each party shall promptly inform the other about all inventions in the Area within Joint Technology that are conceived, made or developed in the course of carrying out the Research Program by employees of, consultants to, either of them solely, or jointly with employees of, or consultants to the other.

7. PROVISIONS CONCERNING FILING, PROSECUTION AND MAINTENANCE OF JOINT PATENT RIGHTS. The following provisions relate to the filing, prosecution and maintenance of Joint Patent Rights during the term of this Agreement:

            7.1 Filing. Prosecution and Maintenance by Abgenix. With respect to Joint Patent Rights in which Abgenix employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, Abgenix shall have the exclusive right and obligation :

                (a) to file applications for letters patent on patentable inventions included in Joint Patent Rights; provided, however, that Abgenix shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Abgenix file such applications; and, further provided, that Abgenix, at its option and expense, may file in countries where Pfizer does not request that Abgenix file such applications;

                (b) to take all reasonable steps to prosecute all pending and new patent applications included within Joint Patent Rights;

                (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

                (d) to maintain in force any letters patent included in Joint Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

                (e) to cooperate fully with, and take all necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Joint Patent Rights.

                Abgenix shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Joint Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

            7.1.1 Copies of Documents. Abgenix and Pfizer shall provide to each other copies of all patent applications that are part of Joint Patent Rights prior to filing, for the purpose of obtaining substantive comment of the other party's patent counsel. Abgenix and Pfizer shall also provide to the other copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to the other every six (6) months a report detailing the status of all patent applications that are a part of Joint Patent Rights.

            7.1.2 Reimbursement of Costs for Filing Prosecuting and Maintaining Joint Patent Rights. Within thirty (30) days of receipt of invoices from Abgenix, Pfizer shall reimburse Abgenix for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to other funding payments under this Agreement and shall include such costs of all activities described in 7.1 (a)-(e) above. However, Pfizer may, upon sixty (60) days notice, request that Abgenix discontinue filing or prosecution of patent applications in any country and discontinue reimbursing Abgenix for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Abgenix shall pay all costs in those countries in which Pfizer requests that Abgenix not file, prosecute or maintain patent applications and patents, but in which Abgenix, at its option, elects to do so.

            7.1.3 Pfizer shall have the right to FILE on behalf of and as an agent for Abgenix all applications for, and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 and foreign counterparts with respect to the Joint Patent Rights to the extent that such extensions are available by reason of a Licensed Antibody Product under the License Agreement during the period the License Agreement is in effect. Abgenix agrees, to sign, such further documents and take such further actions as may be requested by Pfizer in this regard, at Pfizer's expense

      7.2 Filing, Prosecution and Maintenance by Pfizer. With respect to Patent Rights in which Pfizer employees or consultants alone are named as inventors, Pfizer shall have those rights and duties ascribed to Abgenix in
Section 7.1. except that Pfizer will bear all related expenses.

      7.3 Neither party may disclaim a Valid Claim within Joint Patent Rights without the consent of the other.

8.    OTHER AGREEMENTS.

      Concurrently with the execution of this Agreement, Abgenix and Pfizer shall enter into a Research Agreement and a Stock Purchase Agreement. This Agreement, the Research Agreement, and the Stock Purchase Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understanding between the parties with respect to same.

9.    TERMINATION AND DISENGAGEMENT.

      9.1 Events OF TERMINATION. The following events shall constitute events of termination ("Events of Termination"):

            (a) Any written representation or warranty by Abgenix or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

            (b) Abgenix or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty
(30) days after written notice to the failing party.

      9.2 TERMINATION. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

      9.3 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.2 of the Research Agreement.

      9.4 Termination of this Agreement for any reason shall be without prejudice to:

            (a) the rights and obligations of the parties provided in Sections 6, 7 and 10;

            (b) Abgenix's right to receive all royalty payments accrued hereunder; or

            (c) any other remedies which either party may otherwise have.

10.   INDEMNIFICATION.

      Pfizer and Abgenix will indemnify each other for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against either party based on any action or omission of the indemnifying party's agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or wilful misconduct of the party seeking indemnification; or (ii) if such party fails to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding the foregoing, Abgenix shall not indemnify Pfizer for claims arising from the sale of Antibody Products or exercise of rights granted to Pfizer under Section 5.2 of the Research Agreement, or the License Agreement (including without limitation product liability claims) and Pfizer shall indemnify Abgenix with respect to such claims and to claims arising from Joint Patent Rights, Pfizer Patent Rights, Joint Technology and Pfizer Technology except for intellectual property claims with respect to Abgenix Patent Rights, Abgenix Controlled-Patent Rights or Abgenix Technology. Each party, in its sole discretion, shall choose legal counsel, shall control the defense of such Claim or action and shall have the right to settle same on such terms and conditions it deems advisable; provided however, it shall obtain the other party's prior consent to such part of any settlement which requires payment or other action by the other party or is likely to have a material adverse effect on the other party's business.

11.   NOTICES AND REPORTS.

      11.1 All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

      If to Pfizer:       Pfizer Central Research
                          Eastern Point Road
                          Groton, CT 06340
                          Attention: Dr. George Milne, President
                          with copy to: Joshua A. Kalkstein, General Counsel

      If to Abgenix:      Abgenix, Inc.
                          7601 Dumbarton Circle
                          Fremont, CA 94555
                          Attention: President

                          cc:
                          Wilson, Sonsini, Goodrich & Rosati
                          650 Page Mill Road
                          Palo Alto, CA 94304
                          Attn: Kenneth A. Clark

Notices shall be deemed given as of the date sent.

        11.2 Reports. Pfizer agrees to keep Abgenix informed with respect to activities and progress toward further research, development and commercialization of Licensed Antibody Products. Pfizer agrees to provide to Abgenix every six months a summary of such activities and progress. In addition, Pfizer will provide to Abgenix copies of any data regarding the immunogenicity and pharmacokinetics of the Antibody Products together with copies of any reports or summaries of such data. Abgenix agrees that all such information will be deemed Pfizer Confidential Information.

12.   GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.   MISCELLANEOUS.

      13.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      13.2 HEADINGS. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

      13.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

      13.4 AMENDMENT; WAIVER; ETC. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

      13.5 NO THIRD PARTY BENEFICIARIES. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

      13.6. ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

      13.7 FORCE MAJEURE. Neither Pfizer nor Abgenix shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Abgenix.

      13.8 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

      PFIZER INC                       ABGENIX, INC.

By: [SIG]                              By: [SIG]
   --------------------------------       ------------------------------
Title: President, Control, Research    Title: Vice President, Corporate
       Development                            Development
       ----------------------------           ---------------------------

cc:    Pfizer Inc, Legal Division, Groton, CT 06340

                                    EXHIBIT D
                               SERIES C PREFERRED
                            STOCK PURCHASE AGREEMENT

        THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 12th day of January, 1998, by and between Abgenix, Inc., a Delaware corporation located at 7601 Dumbarton Circle, Fremont, California 94555 (the "Company"), and Pfizer, Inc. (the "Investor").

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.     Purchase and Sale of Shares.

               1.1      Sale of Shares.

                        (a) The Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below) a Certificate of Designations in the form attached hereto as Exhibit A.

                        (b) Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing and the Company agrees to sell and issue to the Investor at the Closing, 160,000 shares of the Company's Series C Preferred Stock at a per share price of $8.00 for an aggregate purchase price of $1.28 million.

                        (c) The number of shares of Series C Preferred Stock to be sold pursuant to this Agreement are hereinafter referred to as the "Shares." The total amount of Common Stock and other securities issuable upon conversion of the Shares is hereinafter referred to as the "Conversion Stock." The Shares and the Conversion Stock are hereinafter collectively referred to as the "Securities."

               1.2 Closing. The purchase and sale of the Shares shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, at 11:00 A.M., on January 12, 1998, or at such other time and place as the Company and Investors acquiring in the aggregate more than half the Shares sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to the Investor certificate(s) representing the Shares which such Investor is purchasing, against delivery to the Company by such Investor of a check or wire transfer in the aggregate amount of the purchase price payable to the Company's order.

        2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions attached hereto as Exhibit B, which exceptions shall be deemed to be representations and warranties as if made hereunder:

               2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

               2.2 Capitalization. The authorized capital of the Company consists, or will consist prior to the Closing, of:

                        (a) 20,000,000 shares of Preferred Stock (the "Preferred Stock"), of which 5,396,667 shares have been designated Series A Preferred Stock, 3,385,000 shares have been designated Series B Preferred Stock, 160,000 shares have been designated Series C Preferred Stock and the remaining 11,058,333 have not been designated. 4,416,667 shares of Series A Preferred Stock are issued and outstanding, 3,267,685 shares of Series B Preferred Stock are issued and outstanding and 160,000 shares of Series C Preferred Stock will be sold pursuant to this Agreement. The rights, preferences, privileges and restrictions of the Shares will be as stated in the Company's Certificate of Designations attached hereto as Exhibit A.

                        (b) 50,000,000 shares of Common Stock (the "Common Stock"), of which 171,620 shares are issued and outstanding and 25,000 are subject to a purchase right pursuant to a license agreement between the Company and Ronald J. Billing, M.D., dated February 1, 1997.

                        (c) Options exercisable for up to 1,614,861 shares of Common Stock, and after accounting for 171,620 shares of Common Stock issued upon exercise of options or stock purchase rights, there are 604,769 shares available for grant under the Company's Incentive Stock Plan.

                        (d) Warrants exercisable for 121,667 shares of Series A Preferred Stock issued to Cell Genesys, Inc.

                        (e) Except as provided herein and for (i) the conversion privileges of the Shares and (ii) the right of first offer provided in the Amended and Restated Stockholder Rights Agreement attached hereto as Exhibit C (the "Rights Agreement"), there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security.

               2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

               2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Rights Agreement, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Shares being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement and the Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

               2.5      Valid Issuance of Preferred and Common Stock.

                        (a) The Shares which are being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Conversion Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designations, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of the Shares hereunder and will be free of restrictions on transfer other than restrictions on transfer under this Agreement or the Rights Agreement and under applicable state and federal securities law.

                        (b) The outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

               2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the Rights Agreement, except for the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filing will be effected within 15 days of the sale of the Shares hereunder or as otherwise required by Rule 506 of the Securities Act of 1933, as amended (the "Act").

               2.7 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement and the Rights Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated hereby and thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers or negotiations by the Company with proposed backers of, or investors in, the Company or its proposed business. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

               2.8 Patents and Trademarks. The Company owns or possesses sufficient title and ownership of or rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes necessary for its business as now conducted and as proposed without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed to be conducted immediately after the Closing, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets, licenses or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted immediately after the Closing. Neither the execution nor delivery of this Agreement or the Rights Agreement nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed to be conducted immediately after the Closing, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company. The Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market, or sell its products.

               2.9      Compliance with Other Instruments.

                        (a) The Company is not in violation or default of any provisions of its Certificate of Incorporation, Certificate of Designations or Bylaws, as amended, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

                        (b) To the Company's knowledge, the Company has met every condition, and has performed no act, the occurrence of which would result in the Company's loss of any right granted under any permit, license, authorization, approval, distribution or other agreement.

               2.10 Related Party Transactions. There are no obligations of the Company to employees, officers, directors or 5% stockholders of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). No employee, officer, director or 5% stockholder of the Company or member of his or her immediate family thereof is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. To the Company's knowledge except for agreements to purchase shares of the Company's securities, no officer or director or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company.

               2.11     Agreements; Action.

                        (a) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

                        (b) There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound which involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of $50,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

                        (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $200,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

                        (d) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Certificate of Incorporation, Certificate of Designations or Bylaws, as amended, which materially adversely affects its business as now conducted and as proposed to be conducted.

               2.12 Disclosure. The Company has fully provided the Investor with all the information which such Investor has requested for deciding whether to purchase the Shares and all information which the Company believes is reasonably necessary to enable such Investor to make such decision. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

               2.13 Registration or First Offer Rights. Except as provided in the Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer to any person or entity.

               2.14 Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by the Investor), the Company's Certificate of Incorporation, Certificate of Designations and Bylaws, as amended, are in the form previously provided to the Investor.

               2.15 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not individually or in the aggregate materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

               2.16 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

               2.17 Financial Statements. The Company has delivered to the Investor its audited balance sheet and income statement for the period from inception (July 15, 1996) to December 31, 1996 and unaudited balance sheet and income statement for the nine month period ended September 30, 1997 (collectively the "Financial Statements"). The Financial Statements, together with the notes thereto, (i) are complete and correct in all material respects,
(ii) are in accordance with the Company's books and records, (iii) present fairly its financial position as of that date and the results of its operations for the period indicated, and (iv) have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods indicated, subject, in the case of interim statements, to normal year end adjustments and the absence of footnotes. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than

(i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

               2.18 Changes. To the Company's knowledge, since September 30, 1997, there has not been:

                        (a) Any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse.

                        (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted);

                        (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

                        (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the business, properties, or financial condition of the Company (as such business is presently conducted and it is proposed to be conducted);

                        (e) any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

                        (f) any material change in any compensation arrangement or agreement with any employee, officer, director, or stockholder;

                        (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                        (h) any resignation or termination of employment of any key officer of the Company; and the Company, to its knowledge, does not know of the impending resignation or termination of employment of any such officer;

                        (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

                        (j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                        (k) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                        (l) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

                        (m) to the Company's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted); or

                        (n) any agreement or commitment by the Company to do any of the things described in this Section 2.19.

               2.19 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

               2.20 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. To the Company's knowledge none of its federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

               2.21 Insurance. The Company has in full force and effect fire and casualty insurance policies, with coverage customary for companies similarly situated to the Company.

               2.22 Minute Books. The minute books of the Company made available to Investor or its counsel as requested, contain a complete summary of all meetings and actions by consent of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

               2.23 Labor Agreements and Actions. The Company and its employees are not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company.

               2.24 Employees: Employee Compensation. To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. To the Company's knowledge, no employee of the Company is or will be in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement or other contract or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company or to the utilization by the employee of his best efforts with respect to such business. The Company is not party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

               2.25 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder.

               2.26 Offering. Subject in part to the truth and accuracy of the Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the shares as contemplated by this Agreement are exempt from the registration requirements of the Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

               2.27 Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

        3. Representations and Warranties of the Investor. The Investor hereby represents and warrants that:

               3.1 Authorization. This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms. The Investor represents that it has full power and authority to enter into this Agreement.

               3.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Shares will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

               3.3 Disclosure of Information. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in
Section 2 of this Agreement or the right of the Investor to rely thereon.

               3.4 Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Shares.

               3.5 Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D under the Act.

               3.6 Restricted Securities. The Investor understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, The Investor represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

               3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, The Investor further agrees not to make any disposition of all or any portion of the Shares (or the Conversion Stock) unless and until:

                        (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                        (b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, such Investor shall have furnished the Company with an opinion of Investor's corporate counsel or counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act.

                        (c)    Notwithstanding the provisions of subsections
(a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to such partner's spouse or lineal descendants or ancestors or by an Investor which is a corporation to an Affiliate (as defined under the Act), if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were an original Investor hereunder.

               3.8 Legends. It is understood that the certificates evidencing the Shares (and the Conversion Stock) may bear one or all of the following legends:

                        (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

                        (b) Any legend required by the laws of the State of California or any other applicable state, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

        4. California Commissioner of Corporations. THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF THE SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100,

25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

        5. Conditions of Investor's Obligations at Closing. The obligations of the Investor under Section 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

               5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

               5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

               5.3 Compliance Certificate. The President or CEO of the Company shall deliver to the Investor at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operations, properties, assets or condition of the Company since September 30, 1997.

               5.4 Officer's Certificate. The President, CEO or CFO of the Company shall deliver to the Investor at the Closing a certificate certifying that the Certificate of Incorporation and Bylaws of the Company are true and correct.

               5.5 Qualifications. The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale of the Shares and the Conversion Stock to the Investor pursuant to this Agreement, or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the issuance and sale of the Shares and the Conversion Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing. Wilson Sonsini Goodrich & Rosati, counsel for the Company, will undertake the filing of any such authorizations, approvals, or permits and will provided copies of any such authorizations, approvals, or permits to the Investor.

               5.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor and counsel to any of the Investor, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

               5.7 Certificate of Designations. The Certificate of Designations in the form attached hereto as Exhibit A shall have been approved by the Company's Board of Directors and filed with the Delaware Secretary of State.

               5.8 Rights Agreement. The Company and the Investor shall have entered into the Rights Agreement in the form attached hereto as Exhibit C.

               5.9 Opinion of Company Counsel. The Investor shall have received from Wilson Sonsini Goodrich & Rosati, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit D.

               5.10 Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Rights Agreements (except for such as may be properly obtained subsequent to the Closing).

        6. Conditions of the Company's Obligations at Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective unless consented to in writing by the
Company:

               6.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

               6.2 Payment of Purchase Price. The Investor shall have delivered the purchase price specified in Section 1.1(b).

               6.3 California Qualification. The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale to the Investor of the Shares and the Conversion Stock or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the issuance and sale of the Shares and Conversion Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

               6.4 Certificate of Designations. The Certificate of Designations attached hereto as Exhibit A shall have been accepted for filing by the Delaware Secretary of State.

               6.5 Rights Agreement. The Company and the Investor shall have entered into the Rights Agreement in the form attached hereto as Exhibit C.

               6.6 Pfizer, Inc. Agreement. The Company and Pfizer, Inc. shall have entered into the Collaborative Research Agreement.

        7. Covenants of the Company.

               7.1 Delivery of Financial Statements. The Company shall deliver to the Investor:

                        (a) as soon as practicable, but in any event within one hundred (100) days after the end of each fiscal year of the Company commencing with the fiscal year ending December 31, 1997, a balance sheet, and statements of operations and cash flow for such fiscal year. Such year-end financial reports to be in reasonable detail and shown compared to the prior fiscal year, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and consistent with the requirements of Regulation S-X of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                        (b) within fifty (50) days of the end of each quarter, and until a public offering of Common Stock of the Company, a management letter, describing the results of operations and liquidity and capital resources, and an unaudited statement of operations and balance sheet and cash flow for and as of the end of such quarter, in reasonable detail and prepared in accordance with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes;

                        (c) with respect to the financial statements called for in subsection (b) of this Section 7.1, an instrument executed by the Chief Financial Officer, President or Chairman of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustments and the absence of footnotes;

               7.2 Inspection. The Company shall permit the Investor at such Investor's expense to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested in writing by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 7.2 to provide access to any information which it reasonably considers to be a trade secret, proprietary information or other confidential information.

               7.3 Termination of Covenants. The covenants set forth in Sections
7.1 and 7.2 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated at a per share price not less than $9.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) with aggregate proceeds to the Company of not less than $15.0 million (after deduction of underwriters commissions and expenses) or when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.

        8.     Miscellaneous.

               8.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

               8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

               8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               8.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereto or in the case of the Company on the first page of this Agreement, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

               8.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

               8.8 Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Rights Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Certificate of Designations or the Rights Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

               8.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Securities. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company; provided, however, that no condition set forth in
Section 5 hereof may be waived with respect to any Investor who does not consent thereto.

               8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               8.11 Aggregation of Stock. All Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

               8.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.




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

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ABGENIX, INC.


By:
   -----------------------------------------
    Kurt Leutzinger, Chief Financial Officer


PFIZER, INC.


By:
   -----------------------------------------

Title:
      --------------------------------------













ABGENIX, INC. SERIES C PREFERRED STOCK
PURCHASE AGREEMENT SIGNATURE PAGE.

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